                                                                     EXHIBIT 5.1
                                LATHAM & WATKINS
                        633 West Fifth Street, Suite 4000
                          Los Angeles, California 90071
                                 (213) 485-1234

                                 April 13, 2000

Strouds, Inc.
780 South Nogales Street
City of Industry, California 91748

   Re:   Strouds, Inc.
         REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement"), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of (i) 2,000,000 shares of Common Stock, par value $.0001 per share (the "Shares"), to be sold by Strouds, Inc., a Delaware corporation (the "Company"), under The Second Amended and Restated 1994 Equity Participation Plan of Strouds (the Plan") and (ii) the preferred share purchase rights of the Company issuable together with the Shares (the "Rights").

         In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and the issuance of the Rights, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

         Subject to the foregoing and in reliance thereon, it is our opinion that (i) the Shares have been duly authorized, and upon the issuance of the Shares under the terms of the Plan and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, the Shares will be validly issued, fully paid and nonassessable and (ii) when the Rights issuable together with the Shares to be issued pursuant to the Plan have been issued in accordance with the Rights Agreement, dated November 17, 1995, as amended on January 31, 2000, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"), such Rights will be validly issued and will be binding obligations of the Company entitled to the benefits of the Rights Agreement.

         We consent to your filing this opinion as an exhibit to the Registration Statement.

              Very truly yours,

              LATHAM & WATKINS


                                       21